EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:  Louis Adams, Media Relations         Lynn Schweinfurth, Investor Relations

          (972)770-4967              (972)770-7228

BRINKER INTERNATIONAL ANNOUNCES FOURTH QUARTER DILUTED EARNINGS PER SHARE OF $0.71 EXCLUDING CHARGES; REPORTED EARNINGS PER SHARE OF $0.67

DALLAS (Aug. 11, 2004) - Brinker International, Inc. (NYSE - EAT), reported net income of $64.5 million or $0.67 diluted earnings per share, including restructuring charges, for the company's fourth quarter ended June 30, 2004.  Exclusive of the restructuring charge of $0.04 per share recorded in the fourth quarter of fiscal year 2004 and the Cozymel's charge of $0.15 per share recorded in the fourth quarter of fiscal year 2003, diluted earnings per share increased 27 percent to $0.71 from $0.56.  Results were favorably impacted by the inclusion of an additional week in the fourth quarter of fiscal year 2004.

During the fourth quarter, Brinker recorded an after-tax restructuring charge totaling $3.9 million associated with the 30 store closings announced in April of this year.  The charge was lower than previously estimated and consists primarily of existing lease obligations and the write-off of inventory and supplies, partially offset by increases in the estimated sales value of the previously impaired owned units.  There will be a slight ongoing effect throughout fiscal year 2005.

Other results for fourth quarter and fiscal year 2004 included:

  The company and its franchise and other partners opened 31 restaurants in the fourth quarter, bringing the total to 134 new restaurants in the fiscal year.

  Brinker reported revenues for the 14-week period of $1,018.2 million, an increase of 16.2 percent compared with $876.2 million reported for the 13-week period in fiscal 2003.  These revenue gains were primarily driven by a combination of 14.6 percent capacity gains as measured by average-weighted sales weeks, of which 8.2 percent was due to the additional week in the fourth quarter of fiscal year 2004, and a 1.6 percent increase in comparable store sales for all Brinker concepts.

  For the four reported brands, quarterly comparable store sales increased 1.7 percent at Chili's, 2.5 percent at Maggiano's and 5.6 percent at On The Border, and decreased 1.7 percent at Macaroni Grill.

  Brinker reported revenues for the 53 weeks of fiscal year 2004 of $3,707.5 million, an increase of 12.8 percent compared with $3,285.4 million in fiscal year 2003.  These revenue gains were primarily driven by a combination of 10.5 percent capacity gains as measured by average-weighted sales weeks, of which 2.1 percent was due to the additional week in fiscal year 2004, and a 2.3 percent increase in comparable store sales for all Brinker concepts.

  The company continues to be active in its share repurchase program, acquiring approximately 6.0 million shares and 9.3 million shares during the fourth quarter and fiscal year 2004, respectively.  At the end of the quarter, approximately $295.3 million was available under the company's share repurchase authorizations.

  Net income for the 53-week period was $154.0 million or $1.57 diluted earnings per share.

For the five-week period ending June 30, 2004, comparable store sales increased 1.7 percent. June comparable store sales for the company and the four reported brands were as follows:

	June FY '04	June FY '03
Brinker	1.7%	2.8%
Chili's	2.4%	3.1%
Macaroni Grill	-1.6%	2.4%
Maggiano's	-0.8%	4.1%
On The Border	4.9%	2.3%

  June price increases and product mix-shifts for Brinker and the four reported brands were as follows:

	Price Increase	Product Mix-Shift
Brinker	1.8%	0.0%
Chili's	2.0%	0.2%
Macaroni Grill	1.7%	-0.2%
Maggiano's	1.9%	-1.0%
On The Border	0.9%	-0.2%

For the five-week period ended August 4, 2004, the first period of fiscal year 2005, comparable store sales increased 2.6 percent.  July comparable store sales for the company and the four reported brands were as follows:

	July FY '04	July FY '03
Brinker	2.6%	1.1%
Chili's	2.4%	0.6%
Macaroni Grill	0.4%	0.9%
Maggiano's	0.1%	4.7%
On The Border	9.7%	2.8%

July price increases and product mix-shifts for Brinker and the four reported brands were as follows:

	Price Increase	Product Mix-Shift
Brinker	2.3%	0.3%
Chili's	2.4%	0.4%
Macaroni Grill	2.3%	0.1%
Maggiano's	2.0%	0.3%
On The Border	1.6%	0.6%

"We are committed to ensuring that our brands build toward driving positive, consistent earnings growth for the long-term," said Doug Brooks, President and Chief Executive Officer.  "We've recently rolled out higher service standards at Chili's and Macaroni Grill that are driving increased guest satisfaction scores, we are evolving and enhancing a new product development process across our core brands modeled after a proven program at On The Border, and we are utilizing consumer research to target an actionable marketing strategy.  We've built our brands on innovation, quality and customer service and we remain focused on these operating principles."

Primarily due to recent sales trends that have been softer than the company's initial forecast, the company is revising its business outlook for fiscal year 2005 diluted earnings per share to $2.18 to $2.30 based on the following assumptions:

  116 to 130 new company-owned restaurant openings, resulting in capacity gains of 6 to 7 percent as measured by average-weighted sales weeks:  and as previously communicated, a high number of openings are scheduled for the latter part of the fiscal year.

  Comparable store sales growth of 1 to 3 percent.

  Cost of sales is estimated to increase approximately 0.3 to 0.4 percentage points primarily driven by higher commodity costs.

  An increase of approximately $10 million pre-tax interest expense related to the company's senior notes offering of $300 million at 5.75 percent that closed in May 2004.

  Exclusion of any additional costs related to the closure of 30 restaurants announced in April of this year and any refranchising gains.

  Approximately 93 million outstanding diluted shares, exclusive of any impact of the potential conversion or inclusion in the share base of the company's outstanding convertible debt.

The company's initial estimate for its first quarter fiscal 2005 earnings per diluted share is $0.45 to $0.47, including a refranchising gain of approximately $0.03.  First quarter estimates are based on expectations of capacity gains of 4 to 5 percent as measured by average-weighted sales weeks and comparable store sales growth of 0 to 2 percent.

Investors and interested parties are invited to listen to today's conference call as management will provide further details of the quarter and an outlook for future periods.  The call will be broadcast live on the Brinker Web site (http:\\www.brinker.com) at 9 a.m. CDT today (Aug. 11).  For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day August 16, 2004.

      At the end of the fourth quarter of fiscal 2004, Brinker International owned, operated, franchised, or was involved in the ownership of 1,476 restaurants under the names Chili's Grill & Bar (979 units), Romano's Macaroni Grill (215 units), Maggiano's Little Italy (28 units), On The Border Mexican Grill & Cantina (129 units), Corner Bakery Cafe (86 units), Big Bowl Asian Kitchen (14 units), and Rockfish Seafood Grill (25 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the seasonality of the company's business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorist acts, consumer perception of food safety, changes in consumer taste, changes in demographic trends, availability of employees, unfavorable publicity, the company's ability to meet its growth plan, acts of God, governmental regulations, and inflation.

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	June 30,	June 25,	June 30,	June 25,
	2004	2003	2004	2003

Revenues	$ 1,018,176	$ 876,216	$ 3,707,486	$ 3,285,394

Operating Costs and Expenses:
Cost of sales	283,846	241,228	1,024,724	900,379
Restaurant expenses	543,457	475,897	2,028,569	1,798,752
Depreciation and amortization	44,832	41,915	175,449	158,153
General and administrative	43,892	32,632	153,231	131,763
Restructure charge and other impairments	5,702	20,290	74,237	29,744
Total operating costs and expenses	921,729	811,962	3,456,210	3,018,791

Operating income	96,447	64,254	251,276	266,603

Interest expense	2,630	2,298	11,603	12,449
Other, net	(231)	1,160	1,742	567

Income before provision for income taxes	94,048	60,796	237,931	253,587
Provision for income taxes	29,531	20,549	83,970	84,951

Net income	$ 64,517	$ 40,247	$ 153,961	$ 168,636

Basic net income per share	$ 0.68	$ 0.41	$ 1.60	$ 1.74

Diluted net income per share	$ 0.67	$ 0.40	$ 1.57	$ 1.70

Basic weighted average
shares outstanding	94,854	97,405	96,072	97,096

Diluted weighted average
shares outstanding	96,806	99,579	97,939	99,135

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	June 25,
ASSETS	2004	2003
Total current assets	$ 400,920	$ 167,867
Net property and equipment	1,566,846	1,499,572
Total other assets	244,025	277,251
Total assets	$ 2,211,791	$ 1,944,690

LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities	$ 379,162	$ 311,611
Long-term debt, less current installments	639,291	353,785
Other liabilities	167,265	139,044
Total shareholders' equity	1,026,073	1,140,250
Total liabilities and shareholders' equity	$ 2,211,791	$ 1,944,690

   FOR ADDITIONAL INFORMATION, CONTACT:

LYNN SCHWEINFURTH
INVESTOR RELATIONS
(972) 770-7228
6820 LBJ FREEWAY
DALLAS, TEXAS 75240

BRINKER INTERNATIONAL, INC.
UNITS SUMMARY

	Total Units	Fourth Quarter Fiscal 2004	Total Units	Projected Openings
	March 24, 2004	Net Activity	June 30, 2004	Fiscal 2005

Company-Owned Units:
Chili's	742	10	752	75-80
Macaroni Grill	209	(3)	206	18-20
Maggiano's	28	-	28	4-5
On The Border	116	(5)	111	10-13
Corner Bakery	86	(3)	83	8-10
Big Bowl	21	(7)	14	1-2
	1,202	(8)	1,194	116-130

JV/Franchise Units:
Chili's	220	7	227	25-30
Macaroni Grill	8	1	9	3-6
On The Border	18	-	18	0-1
Corner Bakery	3	-	3	0-1
Rockfish	24	1	25	0-1
	273	9	282	28-39

Total Units:
Chili's	962	17	979	100-110
Macaroni Grill	217	(2)	215	21-26
Maggiano's	28	-	28	4-5
On The Border	134	(5)	129	10-14
Corner Bakery	89	(3)	86	8-11
Big Bowl	21	(7)	14	1-2
Rockfish	24	1	25	0-1
	1,475	1	1,476	144-169